INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) dated as of July 3, 2019 is made and entered between First South Africa Management, an independent contractor hereafter referred to as “Contractor” situated at 1900 Glades Road, Suite 280, Boca Raton, Florida 33431, and NEWGIOCO GROUP, INC., a Delaware corporation situated at Suite 701, 130 Adelaide St. W., Toronto, Ontario M5H 2K4, hereafter referred to as the “Company”.

In consideration of the covenants and conditions hereinafter set forth, the Company and Contractor agree as follows:

1.	Definitions.

(a)	“Agreement”: as defined in the introductory paragraph.

(b)	“Board” means the Board of Directors of the Company.

(c)	"Cash Retainer" means the portion of the Retainer which is payable in cash.

(d)	“Cause” shall mean (i) the neglect or failure by Contractor to perform his duties after reasonable notice and an opportunity to cure is given by the Company; (ii) the conviction of Contractor of any felony or the plea by Contractor of nolo contendere to any felony or offense evidencing moral turpitude; (iii) personally or on behalf of another Person, receiving a benefit relating to the Company or its subsidiaries or its funds, properties, opportunities or other assets that the Board considers to be in violation of a policy of the Company, applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the failure by Contractor to comply with any written policy of the Company after reasonable notice and an opportunity to cure; (v) the misstatement of the financial records of the Company or its subsidiaries or complicit actions in respect thereof; (vi) the breach by Contractor of any of the terms of this Agreement; or (vii) disparaging the Company, its subsidiaries or its executives, or engaging in any conduct that would tend to harm their reputation.

(e)	“Chief Executive Officer” means the Chief Executive Officer of the Company.

(f)	Common Stock" means shares of common stock of Newgioco Group, Inc. $0.0001 par value.

(g)	"Effective Date" means July 3, 2019.

(h)	“Equity Incentive Retainer” means the portion of the Retainer which is payable in Company stock awards issued under and pursuant to the terms and conditions of the Newgioco Group, Inc. 2018 Equity Incentive Plan.

(i)	“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock company, a joint venture, an unincorporated organization, a business entity or any other entity or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof

(j)	“Term” means the term of this Agreement as defined in Section 3.

2.	Services. Contractor will be responsible for the provision of Chief Financial Officer services by Mark Korb and other such related tasks as may be identified from time to time by the Company’s Chief Executive Officer (collectively, the “Services”).

Contractor shall generally spend an average of forty (40) hours per month performing the Services for the Company, subject to adjustment from time to time by the written agreement of Contractor and the Company. Any time substantially in excess of the expected monthly average will be compensated at an hourly rate to be mutually determined by the Company and the Contractor.

3.	Term. This Agreement shall commence on the date hereof and shall continue until July 2, 2020 or such earlier date if terminated in accordance with the provisions of this Agreement or as may be renewed or extended on mutual agreement of the parties (“Term”). This Agreement may be terminated by either party at any time for any reason upon thirty (30) days prior written notice to the other party. In addition, this Agreement may be terminated immediately by the Company for Cause.

4.	Effect on Termination. Upon termination of this Agreement, the Company shall have no further obligation to Contractor except for payment due for services rendered prior to date of such termination. Termination of this Agreement or termination of services shall not affect the provisions under Sections 6 through 12 hereof, which Sections shall survive any termination.

5.	Compensation.

(a)	Contractor shall receive a Cash Retainer payment of US$10,000.00 per month, payable monthly in advance within 3 business days of the commencement of the calendar month or the effective date of the agreement, for Services to be performed at such locations as determined by the Chief Executive Officer.In addition, Contractor shall be reimbursed for all reasonable direct expenses including all travel related expenses, including but not limited to; airfare, ground transportation costs, accommodation and meals while performing the Services and for any other expenses agreed to by the Chief Executive Officer. Additional expenses for business use of a personal automobile shall be reimbursed to Contractor at the rate of $0.50 per kilometer, for mileage driven to and from any meetings for the Services.

(b)	● If applicable, upon execution of this Agreement, Mark Korb, as the representative of the Contractor shall further be entitled to receive Equity Incentive Retainer as follows:

(i)	Seven year Options to purchase 200,000 shares of Common Stock to vest in full on July 2, 2020.

In the event that this Agreement has been terminated by the Company without Cause in accordance with Section 3, the Equity Incentive Retainer will vest from the date hereof through the date of termination on a pro rata monthly basis and Contractor shall forfeit that portion of the Equity Incentive Retainer not vested. In the event that this Agreement has been terminated by the Company for Cause in accordance with Section 3, Contractor shall forfeit the Equity Incentive Retainer.

6.	Confidentiality and Ownership.

(a)	Contractor recognizes and acknowledges that the Company possesses certain confidential information that constitutes a valuable, special, and unique asset. As used herein, the term “Confidential Information” includes all information and materials belonging to, used by, or in the possession of the Company relating to its products, processes, services, technology, inventions, patents, ideas, contracts, financial information, developments, business strategies, pricing, current and prospective customers, marketing plans, and trade secrets of every kind and character. The obligations of confidentiality shall not apply to Confidential Information (a) that was already within the public domain at the time the information is acquired by Contractor, (b) that subsequently becomes public through no act or omission of the Contractor or (c) possessed by Contractor as a result of Contractor’s knowledge and experience in the Company’s industry. Contractor agrees that all of the Confidential Information is and shall continue to be the exclusive property of the Company, whether or not prepared in whole or in part by Contractor and whether or not disclosed to or entrusted to Contractor’s custody. Contractor agrees that Contractor shall not, at any time following the execution of this Agreement, use or disclose in any manner any Confidential Information of the Company.

(b)	To the extent any inventions, technologies, reports, memoranda, studies, writings, articles, plans, designs, specifications, exhibits, software code, or other materials prepared by Contractor in the performance of services under this Agreement include material subject to copyright protection, such materials have been specially commissioned by the Company and they shall be deemed “Work for Hire” as such term is defined under U.S. copyright law. To the extent any such materials do not qualify as Work for Hire under applicable law, and to the extent they include material subject to copyright, patent, trade secret, or other proprietary rights protection, Contractor hereby irrevocably and exclusively assigns to the Company, its successors, and assigns, all right, title, and interest in and to all such materials. To the extent any of Contractor rights in the same, including without limitation any moral rights, are not subject to assignment hereunder, Contractor hereby irrevocably and unconditionally waives all enforcement of such rights. Contractor shall execute and deliver such instruments and take such other actions as may be required to carry out and confirm the assignments contemplated by this paragraph and the remainder of this Agreement. All documents, magnetically or optically encoded media, and other tangible materials created by Contractor as part of its services under this Agreement shall be owned by the Company.

(c)	In the event that the Contractor becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Contractor shall provide the Company with prompt written notice of such requirement prior to complying therewith so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained or the Company waives compliance with the provisions hereof, the Contractor agrees to furnish only that portion of the Confidential Information that is legally required and to exercise reasonable efforts to obtain an assurance that confidential treatment will be accorded such Confidential Information.

(d)	During the Term of this Agreement and for five (5) years thereafter, the Contractor (i) will not use Confidential Information for any purpose detrimental to the Company and (ii) will not, except as directed by the Company, use for himself or others, directly or indirectly, any such Confidential Information, and, except as required by law or as directed by the Company, Contractor will not disclose such Confidential Information, directly or indirectly, to any other Person; provided, however, that as the above restrictions relate to the Contractor’s use and disclosure of trade secrets of the Company, those restrictions shall remain in place during the Term and at any time thereafter. Contractor acknowledges that this covenant is necessary to protect the Company’s Confidential Information and trade secrets.

(e)	Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Contractor shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing contained in this Agreement shall prevent Contractor’s disclosure of Confidential Information as a whistleblower.

7.	Return of Materials. Contractor agrees that upon termination of this Agreement, Contractor will return to the Company all drawings, blueprints, notes, memoranda, specifications, designs, writings, software, devices, documents and any other material containing or disclosing any proprietary information or Confidential Information of the Company. Contractor will not retain any such materials.

8.	Warranties.

(a)	Each party warrants to the other that it has the authority to enter into and perform this agreement, and its performance hereunder will not result in the breach or violation of any contract, arrangement or understanding it may have with any third party. Each party warrants to the other that it will comply in all material respects with all applicable laws, rules and regulations.

(b)	Contractor shall perform the services in accordance with the highest professional standards and in compliance with all applicable laws and regulations. The services shall be performed in a timely manner and shall meet deadlines agreed between Contractor and the Company

9.	Relationship of Parties. Contractor is an independent contractor of the Company. Nothing in this Agreement shall be construed as creating an employer-employee relationship, as a guarantee of future employment or engagement, or as a limitation upon the Company’s sole discretion to terminate this Agreement at any time without cause. Contractor shall not have the ability to bind the Company to any agreement or understanding with any third party. Contractor further agrees to be responsible for all of Contractor’s federal and state taxes, withholding, social security, insurance, and other benefits. Contractor shall provide the Company with satisfactory proof of independent contractor status. Contractor affirms that as to his own employees, if any, he shall at all times comply with applicable law, including all wage and hour laws (including but not limited to state and federal laws governing minimum wage, overtime, and, as applicable, rest and meal breaks), and all federal immigration laws (including but not limited to IRCA), and shall indemnify the Company from any and all claims involving alleged violations of such laws made by or relating to Contractor’s employees or subcontractors.

(a)	Control. Contractor shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by Contractor on a project will be generally within Contractor’s control, and the Company will rely on Contractor to put in the necessary number of hours as are necessary to fulfill the requirements of this Agreement. Contractor shall perform all services rendered to the Company in a professional manner to the best of Contractor’s abilities and will use his best efforts to perform the services in a manner satisfactory to the Company. Contractor will make all revisions to the work product that the Company reasonably requires, and will provide status reports and any other information and documentation upon request. Mark Korb shall be the primary person performing the Services on behalf of the Contractor.

(b)	Tools, Equipment and Instrumentalities. Contractor agrees to supply all of his own instrumentalities and tools that Contractor deems necessary to perform the Services, such as, without limitation, any tools, vehicle, cell phone, stationary, computer, laptop, printer, facsimile machine, software, applications, and any other equipment or supplies that Independent Contractor deems necessary for the performance of the Services.

(c)	Final Results. In the performance of the Services, Contractor has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by this Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

(d)	Scope of Authority. Contractor is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner. Contractor shall not receive business cards nor shall he have an actual title or management responsibilities other than those outlined in this Agreement. Contractor shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of an authorized representative of the Company. Contractor is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company with respect to any matter, except as expressly authorized in this Agreement or in another writing signed by an authorized representative of the Company. Notwithstanding the above, the Company shall have the right to represent to investors, partners, vendors, clients and the like that Contractor is affiliated with the Company.

(e)	Taxes. Contractor acknowledges and agrees that it is the obligation of Contractor to report as self-employment income all compensation received by Contractor pursuant to this Agreement. The Company will report the amount it pays to Contractor on IRS Forms 1099 to the extent required to do so under applicable Internal Revenue Code provisions and state or local law. Contractor agrees to indemnify the Company and hold it harmless to the extent of any obligation imposed by law on the Company to pay any withholding taxes, social security, workers’ compensation insurance, unemployment, or disability insurance or similar items in connection with any payments made to Contractor by the Company pursuant to this Agreement. Contractor will not be eligible to participate in any employee benefit plan of the Company.

(f)	Benefits. Contractor is not eligible for, and shall not participate in, any Company pension, health, insurance, or other fringe benefit plan, except as otherwise agreed to by the Parties. Contractor acknowledges and agrees, and it is the intent of the Parties, that Contractor receives no benefits from the Company, either as an independent contractor or employee, except for the payment for the Services as stated in this Agreement. If Contractor is reclassified by a state or federal agency or court as an employee for tax or other purposes, Contractor will be deemed a non-benefit employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the benefit plans or programs of the Company in effect at the time of such reclassification Contractor would otherwise be eligible for such benefits.

(g)	Indemnification. Contractor shall defend, indemnify and hold harmless the Company and its officers, directors, agents and employees from and against any and all actions, costs, claims, losses, expenses and/or including attorneys’ fees arising out of or resulting from the negligence of Contractor or Contractor’s employees, or injuries or damages from Contractor’s equipment, instruments or other paraphernalia injuring Company employees or patrons, and any claims brought by or in connection with Independent Contractor’s employees, subcontractors or agents involving wage-and-hour issues, employment authorization, and discrimination issues. Contractor shall further indemnify the Company from and against any and all actions, costs, claims, losses, expenses and/or damages, including attorneys’ fees for or arising out of any bodily injuries to or death of Contractor or any of Contractor’s employees or substitutes working at the Company during occupancy of all portions of the Company’s property to which said Contractor or Independent Contractor’s employees or substitutes are permitted access, however caused or occasioned, excepting the willful misconduct or negligence of the Company.

(h)	Licenses, Certificates, Insurance and Permits. If any license, certificate, bond, insurance or permit is required for the proper and lawful conduct of Contractor’s business or other activity carried on at the Company, or if a failure to procure such a license, certificate, bond, insurance or permit might or would in any way affect the operations of the Company, then Contractor, at his expense, shall duly procure and thereafter maintain such license, certificate, insurance or permit and submit evidence of the same to inspection by the Company. Contractor, at his sole cost and expense, shall at all times comply with the requirements of each such license, certificate, insurance or permit.

10.	Other Activities. Contractor is free to engage in other independent contracting activities, provided that Contractor does not engage in any such activities which are inconsistent with or in conflict with any provisions hereof, or that so occupy Contractor’s attention as to interfere with the proper and efficient performance of Contractor’s services thereunder; it being understood that Contractor shall have a reasonable amount of time to respond to inquires by the Company. Contractor agrees not to induce or attempt to influence, directly or indirectly, any employee at the Company to terminate his/her employment and work for Contractor or any other person.

11.	Website. Contractor agrees that upon execution of this Agreement and until this Agreement is terminated, the Company may include the Contractor’s name and biography on its corporate website as a consultant of the Company. Contractor shall provide any updates to the biography of its main personnel to the Company within five (5) business days of executing this Agreement. Company agrees that it will obtain Contractor’s consent before making any material changes to such biography.

12.	Miscellaneous.

(a)	Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched if during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

If to the Company, to:

Newgioco Group, Inc.

c/o Beard Winter, LLP

130 Adelaide St. W, Suite 701

Toronto, Ontario, Canada M5H 2K4

Facsimile No.: (416) 593-7760

Attention: Julian L. Doyle, LLB

with a copy to:

First South Africa Management

1900 Glades Road, suite 280

Boca Raton, FL 33431

Attention: Mark Korb

If to Contractor, to the address for the Contractor in the Company’s records; or, in any case, to such other address or addresses as any such party may from time to time designate as to itself by like notice.

(b)	Amendments, Waivers and Rights Cumulative.

(i)	Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(ii)	No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(iii)	The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.

(c)	Indemnification. The Company shall indemnify Contractor to the fullest extent permitted under the Company’s Certificate of Incorporation or By-Laws and pursuant to any other agreements or policies in effect from time to time in connection with any action, suit or proceeding to which Contractor may be made a party by reason of Contractor holding title of an officer of the Company, except to the extent that such action, suit or proceeding result from, in whole or in part, the negligence, unlawful or wrongful acts of the Contractor or any other person acting in concert with them. This provision shall survive termination of this Agreement.

(d)	Expenses. Except as otherwise provided elsewhere in this Agreement, each party will pay all of their respective expenses incurred in connection with the negotiation of this Agreement, and, except as otherwise specified in this Agreement, the parties will pay all of their respective expenses incurred in connection with any legal proceeding concerning a dispute arising out of this Agreement.

(e)	Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and administrators; provided except that Contractor may not assign, delegate or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of the Company.

(f)	Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the principles of conflicts of laws of such state.

(g)	Arbitration.

(i)	Contractor and the Company agree that either during the existence of the relationship or afterwards, between the parties hereto, their assignees, their affiliates, their attorneys, or agents, final and binding arbitration shall be the exclusive forum for any dispute or controversy between them, including, without limitation, disputes arising under or in connection with this Agreement, Contractor’s engagement, and/or termination of this Agreement; provided, however, that the Company shall be entitled to commence an action in any court of competent jurisdiction for injunctive relief in connection with any alleged actual or threatened violation of any provision of Section 5 and 6. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering such judgment or seeking injunctive relief with regard to Section 6 and 7, the Company and Contractor hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the Southern District of New York; (ii) the Supreme Court of New York County, New York; or (iii) any other court having jurisdiction; provided that damages for any alleged violation of Section 6 and 7, as well as any claim, counterclaim or cross-claim brought by Contractor or any third-party in response to, or in connection with any court action commenced by the Company seeking said injunctive relief shall remain exclusively subject to final and binding arbitration as provided for herein. The Company and Contractor hereby waive, to the fullest extent permitted by applicable law, any objection which either may now or hereafter have to such jurisdiction, venue and any defense of inconvenient forum. Thus, except for the claims carved out above, this Agreement includes all common-law and statutory claims (whether arising under federal state or local law), including any claim for breach of contract, fraud, fraud in the inducement or unpaid fees.

(ii)	Any arbitration under this Agreement shall be filed exclusively with, and administered by, the American Arbitration Association in New York, New York before three arbitrators, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. The Company and Contractor hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators. Each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise. Contractor understands that he is giving up no substantive rights, and this Agreement simply governs forum. The arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs. Contractor shall not be required to pay any fee or cost that he would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.

(h)	WAIVER OF JURY TRIAL AND CLASS ACTIONS. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO. THE PARTIES ALSO AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, REPRESENTATIVE OR COLLECTIVE PROCEEDING.

(i)	No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Company or Contractor under any other laws.

(j)	Attorneys’ Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Contractor’s relationship with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non-prevailing party or parties.

(k)	Counterparts. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l)	Construction and Headings. The headings and captions in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(m)	Joint Drafting. In recognition of the fact that the parties had an equal opportunity to negotiate the language of, and draft, this Agreement, the parties acknowledge and agree that there is no single drafter of this Agreement and, therefore, the general rule that ambiguities are to be construed against the drafter is, and shall be, inapplicable. If any language in this Agreement is found or claimed to be ambiguous, each party shall have the same opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language without any inference or presumption being drawn against any party.

(n)	Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.

(o)	Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of Contractor’s engagement hereunder, or of this Agreement, shall so survive such termination, whether or not such provisions expressly state that they shall so survive.

(p)	Specific Performance. The parties hereto agree that, in the event of breach or threatened breach of any covenants of Contractor, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to injunctive relief against Contractor in the event of any breach or threatened breach of any of such provisions by Contractor, in addition to any other relief (including damages) available to the Company under this Agreement or under law without the necessity of posting a bond.

(q)	Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(r)	Assistance. Contractor shall, during and after termination of services rendered, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with work performed by Contractor; provided, however, that such assistance following termination shall be furnished at the same level of compensation as provided in Section 5 calculated on a daily basis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEWGIOCO GROUP, INC.	FIRST SOUTH AFRICA MANAGEMENT

By:_ /s/ Michele Ciavarella _	By:__/s/ Mark Korb________
Name: Michele Ciavarella	Name: Mark Korb
Title: Chief Executive Officer	Title: Chief Financial Officer

Date: July 3, 2019	Date: July 3, 2019